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                                                         EXHIBIT 10.17

                               Dated 30 April 2004

                         MACQUARIE LEASING (UK) LIMITED

                                       and

                             MACQUARIE BANK LIMITED

                                       and

                         MACQUARIE LUXEMBOURG WATER SARL

                            SHARE PURCHASE AGREEMENT

Linklaters

One Silk Street
London EC2Y 8HQ


Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222


Ref  John Goodwin


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                                TABLE OF CONTENTS

CONTENTS                                                                                             PAGE
1        Interpretation........................................................................        1

2        Agreement to Sell the Shares..........................................................        4

3        Consideration.........................................................................        5

4        Closing...............................................................................        5

5        Warranties............................................................................        6

6        Limitation of Seller's Liability......................................................        7

7        Claims................................................................................        9

8        Guarantee and indemnity...............................................................       10

9        Confidentiality.......................................................................       13

10       Other Provisions......................................................................       14

Schedule 1        The Company and the Subsidiaries.............................................       22

Schedule 2        The Seller's Closing Obligations (Clause 4)..................................       23

Schedule 3        Warranties given by the Seller under Clause 5.1..............................       24

Schedule 4        (Clause 5.1.4)...............................................................       29

Schedule 5        (Clause 5.2).................................................................       30

Schedule 6        (Clause 5.7) Warranties given by the Purchaser...............................       31

Schedule 7        Warranties given by the Seller under Clause 10.15............................       32

                                       i
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                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on 30 April 2004

BETWEEN:

(1) MACQUARIE LEASING (UK) LIMITED a company incorporated in England whose registered office is at Level 30, 1 Ropemaker Street, London EC2Y 9HD (the "SELLER");

(2) MACQUARIE BANK LIMITED a company incorporated in Australia (acting through its London branch at Level 30, CityPoint, 1 Ropemaker Street, London EC2Y 9HD) (the "GUARANTOR"); and

(3) MACQUARIE LUXEMBOURG WATER SARL a company incorporated In Luxembourg whose registered office is at 5, rue Guillaume Kroll - BP2501, L-1025 Luxembourg (the "PURCHASER").

WHEREAS:

(A) The Seller has agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B) The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

(C) The Guarantor has agreed to guarantee the Seller's obligations under this Agreement.

IT IS AGREED AS FOLLOWS:

1        INTERPRETATION

         In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1      DEFINITIONS

         "BARCLAYS CONSENT" means the consent dated 6 April 2004 of Barclays Bank PLC, pursuant to the Bridge Facility, in relation to the issue by the Company of the New Loan Notes and related matters;

         BRIDGE FACILITY means the facility agreement dated 1 October 2003 made between inter alia, Barclays Bank PLC and the Company for the loan of (pound)359,000,000 on the terms referred to therein for the purposes therein mentioned;

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or a public holiday in England or Luxembourg;

         "CALL OPTION" has the meaning given in Clause 10.15;

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         "CLOSING" means the completion of the sale of the Shares pursuant to
         Clause 4;

         "CLOSING DATE" means the date Closing occurs;

         "CLOSING DOCUMENTS" has the meaning given in Schedule 2;

         "COMPANY" means Macquarie Water (UK) Limited, details of which are set out In Schedule 1;


                                       1

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         "DEED OF SUBORDINATION" means the deed of subordination to be entered into by the Purchaser, the Company and Barclays Bank PLC, relating to the New Loan Notes;

         "DISCLOSURE SCHEDULE" means Schedule 5 to this Agreement;

         "ENCUMBRANCE" means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

         "EXISTING LOAN NOTE INSTRUMENT" means the loan note instrument dated 1 October 2003 pursuant to which the Company issued the Existing Loan Notes;

         "EXISTING LOAN NOTES" means the loan notes issued by the Company to the Guarantor pursuant to the Existing Loan Note Instrument;

         "GROUP" means the Group Companies, taken as a whole;

         "GROUP COMPANIES" means the Company and the Subsidiaries and "GROUP COMPANY" means any one of them;

         "LOAN NOTE REPAYMENT" means the proposed repayment by the Company to the Guarantor of (pound)41,680,500 nominal of the Existing Loan Notes on the Closing Date;

         "LOSSES" means all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands;

         "NEW LOAN NOTE INSTRUMENT" means the instrument to be entered into on or about Closing between the Company and the Purchaser for the issue of the New Loan Notes;

         "NEW LOAN NOTES" means (pound)41,680,500 nominal of loan notes to be issued by the Company to the Purchaser on Closing in accordance with Clause 4.2.2 and Schedule 2 and on the terms of the New Loan Note Instrument;

         "PRE-CLOSING DIVIDEND" means the dividend of(pound)2.6 million paid by the Company on 7 April 2004;

         "PURCHASER'S GROUP" means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries or subsidiary undertakings of any such holding company from time to time;

         "RETAINED SHARES" means the 13,819,500 ordinary shares in the capital of the Company legally and beneficially owned by the Seller and not being sold by the Seller to the Purchaser pursuant to this Agreement;

         "SELLER'S GROUP" means the Seller, its subsidiaries and subsidiary undertakings, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company from time to time (but excluding members of the Group);

         "SELLER'S WARRANTIES" means the warranties and representations given by the Seller pursuant to Clause 5 and Schedule 3 and, if applicable, pursuant to Clause 10.15.7 and Schedule 7 and "SELLER'S WARRANTY" means any one of them;

         "SHARES" means 41,680,501 ordinary shares of(pound)1 each in the capital of the Company;

         "SUBORDINATED LOAN AGREEMENT" means the subordinated loan agreement dated 7 April 2004 between the Company and the Guarantor in respect of the funds required to pay the Pre-Closing Dividend;


                                       2

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         "SUBSIDIARIES" means the subsidiaries listed in paragraph 2 of Schedule
         1 and "SUBSIDIARY" means any one of them;

         "TAXATION" or "TAX" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

         "TAX AUTHORITY" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation; and

         "VAT" means United Kingdom Value Added Tax.

1.2      MODIFICATION ETC. OF STATUTES

         References to a statute or statutory provision include:

         1.2.1 that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

         1.2.2 any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

         1.2.3 any subordinate legislation made from time to time under that statute or statutory provision,

         except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of the Seller or the Purchaser under this Agreement.

1.3      SINGULAR, PLURAL, GENDER

         References to one gender include all genders and references to the singular include the plural and vice versa.

1.4      REFERENCES TO PERSONS AND COMPANIES

         References to:

         1.4.1 a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

         1.4.2 a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5      REFERENCES TO SUBSIDIARIES AND HOLDING COMPANIES

         The words "HOLDING COMPANY" and "SUBSIDIARY" and shall have the same meaning in this Agreement as their respective definitions in the Companies Act 1985.


                                       3

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1.6      CONNECTED PERSONS

         A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988 and "Connected Person" shall be construed accordingly.

1.7      SCHEDULES ETC.

         References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.8      HEADINGS

         Headings shall be ignored in interpreting this Agreement.

2        AGREEMENT TO SELL THE SHARES

2.1      AGREEMENT

         On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares.

2.2      FREE FROM ENCUMBRANCE

         The Shares shall be sold by the Seller with full title guarantee free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.3      PRE-EMPTION ETC.

         The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

3        CONSIDERATION

3.1      AMOUNT

         The consideration for the purchase of the Shares under this Agreement shall be an amount in cash equal (pound)41,680,501.

3.2      REDUCTION OF CONSIDERATION

         If any payment is made by the Seller to the Purchaser in respect of any claim for any breach of this Agreement, including pursuant to any of the Seller's Warranties, the payment shall so far as practicable be made by way of adjustment of the consideration paid by the Purchaser for the Shares (and, if the Call Option is exercised, the Retained Shares) under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment.

4        CLOSING

         Closing shall take place immediately following execution of this Agreement. On Closing:

4.1      the Seller shall comply with its obligations In Schedule 2; and

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4.2      the Purchaser shall (against compliance by the Seller with Clause 4.1):

         4.2.1    pay to the Seller the consideration specified in Clause 3.1;

         4.2.2 subscribe at par for(pound)41,680,500 in nominal amount of New Loan Notes; and

         4.2.3    enter into the Deed of Subordination.

5        WARRANTIES

5.1      THE SELLER'S WARRANTIES

         5.1.1 Subject to Clause 5.2, the Seller warrants and represents to the Purchaser that the statements set out in Schedule 3 are true and accurate and not misleading as of the date of this Agreement.

         5.1.2 The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller's Warranties.

         5.1.3 Each of the Seller's Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 3 (or, as applicable, Schedule 7) or by anything in this Agreement.

         5.1.4 Any Seller's Warranty qualified by the expression "to the best of the Seller's knowledge, information and belief" or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of the persons whose names and addresses are set out in Schedule 4 who shall be deemed to have knowledge of such matters as they would have discovered, had they made reasonable enquiries of the Managing Director, the Director of Finance and Investment, the Company Secretary and the Legal Manager of Southern Utilities (Holdings) Limited.

5.2      SELLER'S DISCLOSURES

         The Seller's Warranties are subject to the matters fairly disclosed in the Disclosure Schedule.

5.3      THE SELLER'S WAIVER OF RIGHTS AGAINST THE GROUP

         Save in the case of fraud, the Seller undertakes to the Purchaser for itself and as trustee for the Group Companies and their respective directors, officers and agents to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents in connection with assisting the Seller in the giving of any Seller's Warranty or the preparation of the Disclosure Schedule.

5.4      EFFECT OF CLOSING

         The Seller's Warranties and all other provisions of this Agreement, to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing, by completion of the transfer of any Retained Shares pursuant to Clause 10.15 or by any other event or matter, except by a specific and duly authorised written waiver or release by the Purchaser.

                                       5

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5.5      BREACH OF ACQUISITION DOCUMENTS

         In the event that the Purchaser or any holding company or subsidiary of the Purchaser becomes aware of any contravention or non-compliance by any Vendor Party of any Acquisition Document (each such term as defined in paragraph 7.2 of Schedule 3) or of any matter or circumstance which could entitle a claim to be made against a Vendor Party pursuant to the Acquisition Documents, then the Purchaser or (as applicable) its holding company or subsidiary shall be entitled, in its absolute discretion, to take such action as it shall deem necessary to pursue such claim but shall, so far as practicable, consult with the Seller before taking any such action.

5.6      PURCHASER'S WARRANTIES

         The Purchaser warrants and represents to the Seller that the statements in Schedule 6 are true and accurate and not misleading as of the date of this Agreement.

6        LIMITATION OF SELLER'S LIABILITY

6.1      TIME LIMITATION FOR CLAIMS

         The Seller shall not be liable in respect of any claim for breach of any Seller's Warranty in respect of any claim unless a notice of the claim is given by the Purchaser to the Seller within, in the case of the Seller's Warranties in Schedule 3, two years of the Closing Date and, in the case of the Seller's Warranties in Schedule 7, two years of the date of the relevant transfer of Retained Shares pursuant to Clause
         10.15. Any claim notified by the Purchaser to the Seller pursuant to this Clause shall specify the matters set out in Clause 7.2.

6.2      MINIMUM CLAIMS

         6.2.1 The Seller shall not be liable in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) for breach of any Seller's Warranty where the liability agreed or determined (disregarding the provisions of this Clause 6.2) in respect of any such claim or series of claims does not exceed (pound)50,000.

         6.2.2 Where the liability agreed or determined in respect of any such claim or series of claims exceeds (pound)50,000, subject as provided elsewhere in this Clause 6, the Seller shall be liable for the amount of the claim or series of claims as agreed or determined.

6.3      AGGREGATE MINIMUM CLAIMS

         6.3.1 The Seller shall not be liable in respect of any claim for breach of any Seller's Warranty unless the aggregate amount of all claims for which the Seller would otherwise be liable for breach of any Seller's Warranty (disregarding the provisions of this Clause 6.3) exceeds (pound)500,000.

         6.3.2 Where the liability agreed or determined in respect of all claims referred to in Clause 6.3.1 exceeds (pound)500,000 subject as provided elsewhere in this Clause 6, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

6.4      MAXIMUM LIABILITY

         The aggregate liability of the Seller in respect of all breaches of the Seller's Warranties shall not exceed the aggregate of the consideration paid for the Shares pursuant to Clause

                                       7

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         3.1 and, if the Call Option is exercised pursuant to Clause 10.15, the consideration paid for the relevant Retained Shares pursuant to Clause 10.15.

6.5      MATTERS ARISING SUBSEQUENT TO THIS AGREEMENT

         The Seller shall not be liable for breach of any Seller's Warranty in respect of any matter to the extent that the same would not have occurred but for:

         6.5.1 any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;

         6.5.2 the passing of, or any change in, after Closing, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of Closing;

         6.5.3 any change after Closing of any generally accepted interpretation or application of any legislation; or

         6.5.4 any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after Closing.

6.6      RECOVERY FROM THIRD PARTIES FOLLOWING RECOVERY FROM THE SELLER

         If the Seller has paid an amount in discharge of any claim for breach of any Seller's Warranty and the Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall, or shall procure that the relevant Group Company shall, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim or if less (ii) the amount previously paid by the Seller to the Purchaser less any Taxation attributable to it.

6.7      MITIGATION OF LOSSES

         The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim for breach of any Seller's Warranty.

6.8      FRAUD

         None of the limitations contained in this Clause 6 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful concealment by the Seller or any of its directors, officers, employees or agents.

7        CLAIMS

7.1      NOTIFICATION OF POTENTIAL CLAIMS


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         If the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim against the Seller for breach of any Seller's Warranty, the Purchaser shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Purchaser as is reasonably necessary to enable the Seller to assess the merits of the claim and shall use its reasonable endeavours to preserve such evidence as the Seller may consider necessary. Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Seller is prejudiced by the failure.

7.2      NOTIFICATION OF CLAIMS UNDER THIS AGREEMENT

         Notices of claims for breach of Seller's Warranty shall be given by the Purchaser to the Seller within the time limits specified in Clause 6.1, specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

7.3      COMMENCEMENT OF PROCEEDINGS

         Any claim notified pursuant to Clause 7.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn twelve months after the notice is given pursuant to Clause
         7.2 or, in the case of any contingent liability, twelve months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it have been commenced by being both issued and served.

7.4      INVESTIGATION BY THE SELLER

         In connection with any matter or circumstance that may give rise to a claim against the Seller for breach of any Seller's Warranty:

         7.4.1 the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Seller and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

         7.4.2 the Purchaser shall disclose to the Seller all material of which the Purchaser is aware which relates to the claim and shall, and shall procure that the relevant Group Company shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its professional advisers may reasonably request subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

7.5      CONDUCT OF THIRD PARTY CLAIMS

         If the matter or circumstance that may give rise to a claim against the Seller for breach of any Seller's Warranty is a result of or in connection with a claim by or liability to a third party then the Purchaser or other member of the Purchaser's Group shall, subject to the next sentence, be entitled, in its absolute discretion, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) but shall, so far as practicable, without prejudice to the rights of the insurers of the Purchaser's Group, consult with the Seller and with the Guarantor before taking any such action. No such claim shall be settled by the Purchaser without the prior written consent of the Guarantor.

8        GUARANTEE AND INDEMNITY

8.1 In consideration of the Purchaser entering into this Agreement, the Guarantor irrevocably and unconditionally:

         8.1.1 guarantees to the Purchaser the due and punctual performance and discharge by the Seller of all its obligations and liabilities (including without limitation the obligation to pay money) under this Agreement and the Closing Documents (together, the "GUARANTEED OBLIGATIONS") and agrees to pay on demand from time to time each sum which the Seller is liable to pay under this Agreement and the Closing Documents; and

         8.1.2 agrees, as an additional and independent obligation, that if any of the Guaranteed Obligations are not recoverable from the Guarantor under the guarantee in Clause 8.1.1 for any reason the Guarantor will be liable to the Purchaser as a principal debtor by way of indemnity for the same amount as that for which it would have been liable had those Guaranteed Obligations been recoverable and further agrees to discharge that liability on demand from time to time.

8.2 The guarantee in Clause 8.1.1 shall be a continuing security until the performance and discharge in full of the Guaranteed Obligations.

8.3 The Guarantor's obligations to the Purchaser shall not be reduced, discharged, impaired or adversely affected by reason of:

         8.3.1 any time, indulgence, waiver or other concession which the Purchaser may grant to the Seller or any other person;

         8.3.2 the insolvency, incapacity, lack of authority, death or disability of the Seller or the Guarantor or of any person purporting to act on behalf of either of them;

         8.3.3 any termination, amendment, variation, release, novation or supplement of or to this Agreement or the terms of any of the Guaranteed Obligations;

         8.3.4 any variation, extension, discharge or compromise of any right or remedy which the Purchaser may now or hereafter have from or against the Seller and any other person in respect of any of the obligations and liabilities of the Seller and any other person under and in respect of this Agreement;

         8.3.5 any act or omission by the Purchaser or any other person in perfecting or enforcing any security, guarantee, assurance against loss or indemnity present or future from or against the Seller and any other person or any such security, guarantee, assurance against loss or indemnity being defective, void or unenforceable;

         8.3.6 any claim or enforcement of payment from the Seller and any other person;

         8.3.7 any defect, irregularity, unenforceability, invalidity, illegality, frustration or discharge by operation of law of any of the obligations of the Purchaser or the Guarantor;

         8.3.8 any change of control of the Seller or the occurrence of any circumstance affecting the liability of the Seller to discharge any Guaranteed Obligations;

         8.3.9 any security given or payment made to the Purchaser by the Seller or any other person being avoided or reduced under any law (whether English or foreign) relating to bankruptcy, liquidation or analogous circumstances in force from time to time;

         8.3.10 any change in the Seller's or the Guarantor's constitution or any statutory or other compromise or arrangement with creditors affecting the Seller; or

         8.3.11 any act or omission which would not have discharged or affected the obligations of the Guarantor had it been a principal debtor instead of a guarantor.

8.4 The obligations and liabilities expressed to be undertaken by the Guarantor under the guarantee in Clause 8.1.1 are those of primary obligor and not merely as a surety.

8.5 The Purchaser shall not be obliged before taking steps to enforce any of its rights and remedies under the guarantee in Clause 8.1.1:

         8.5.1 to take action or obtain judgment in any court against the Seller and any other person;

         8.5.2 to make or file any claim in a bankruptcy, liquidation, administration or insolvency of the Seller and any other person; or

         8.5.3 to make demand, enforce or seek to enforce any claim, right or remedy against the Seller and any other person.

8.6 The guarantee in Clause 8.1.1 shall be in addition to any other security, guarantee, assurance against loss or indemnity held by the Purchaser at any time from the Seller or any other person and shall not merge with or prejudice or be prejudiced by any security, guarantee, assurance against loss or indemnity or any other contractual or legal rights of the Purchaser.

8.7 Any settlement or discharge in whole or in part by the Purchaser of the Guaranteed Obligations shall be deemed to be given or made on condition that it shall be of no effect as a settlement or discharge if the assurance, security or payment on the faith of which it was made shall afterwards be avoided, set aside or ordered to be refunded by virtue of any law (whether English or foreign) relating to bankruptcy, liquidation or analogous circumstances in force from time to time or for any other reason so that at any time after such avoidance, setting aside or order for refund the Purchaser shall be entitled to exercise its rights under the guarantee in Clause 8.1.1 as if no such settlement or discharge had been made.

8.8 All payments by the Guarantor shall be made in immediately available funds to the credit of such account as the Purchaser may designate and in full without any set-off, counterclaim or other deduction. If any such deduction is so required, the Guarantor shall simultaneously pay to the Purchaser such amount as is necessary to ensure that the Purchaser receives a net sum equal to what it would have received had no deduction been made.

8.9 No claim may be made against the Guarantor pursuant to this Clause 8 more than three years after the date of this Agreement, or, in the case of a claim related to any Seller's Warranty in Schedule 7 given pursuant to Clause 10.15, more than three years after the date on which the relevant Seller's Warranty is given.

8.10 The aggregate liability of the Guarantor pursuant to this Clause 8 shall not exceed the aggregate of the consideration paid for the Shares pursuant to Clause 3 and, if the Call Option is exercised pursuant to Clause 10.15, the consideration paid by the Purchaser for the relevant Retained Shares pursuant to Clause 10.15.

9        CONFIDENTIALITY

9.1      UNDERTAKING

         Subject to Clause 9.2:

         9.1.1 each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this Agreement; and

         9.1.2 the Seller shall treat as strictly confidential and not disclose or use any information relating to the Group Companies following Closing.

9.2      EXCEPTIONS

         Clause 9.1 shall not prohibit disclosure or use of any information if and to the extent:

         9.2.1 the disclosure or use is required by law, any regulatory body or any recognised stock exchange;

         9.2.2 the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party,

         9.2.3 the disclosure is made to professional advisers or investment managers of the Seller or the Purchaser;

         9.2.4 the Information is or becomes publicly available (other than by breach of this Agreement);

         9.2.5 the other party has given prior written approval for the disclosure or use;

         9.2.6 the information is independently developed by the disclosing party after Closing;

         9.2.7 the disclosure is by the Seller to other members of its group of information relating to the Group Companies received by the Seller as a shareholder in the Company;

         9.2.8 the disclosure is by the Purchaser to any investor or potential investor in the Purchaser or any holding company or other controlling body of the Purchaser; or

         9.2.9 the disclosure is for the purpose of or in connection with the listing on any investment exchange of any debt or equity securities of Macquarie Infrastructure Assets Trust (for which purpose the parties agree that any of the parties to this Agreement or any third party shall be entitled to make any disclosure otherwise prohibited by Clause 9.1)

10       OTHER PROVISIONS

10.1     FURTHER ASSURANCES

         10.1.1 Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Seller or the Purchaser may reasonably require to transfer the Shares and, if applicable, the Retained Shares to the Purchaser and to give each of them the full benefit of this Agreement.

         10.1.2 Pending registration of the Purchaser as owner of the Shares and, if applicable, the Retained Shares, the Seller shall exercise all voting and other rights in relation to the Shares and, if applicable, the Retained Shares in accordance with the Purchaser's Instructions.

10.2     WHOLE AGREEMENT

         10.2.1 This Agreement contains the whole agreement between the parties relating to the sale of the Shares and, If applicable, the Retained Shares at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

         10.2.2 The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

         10.2.3 So far as is permitted by law and except in the case of fraud, each of the Seller and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

10.3     ASSIGNMENT

         10.3.1 Each of the Seller and the Guarantor agrees that the benefit of every provision in this Agreement is given to the Purchaser for itself and its successors in title and assigns. Accordingly, the Purchaser (and its successors and permitted assigns) may, without the consent of the Seller or of the Guarantor, assign to the beneficial owner for the time being of the Shares and, if applicable, the Retained Shares the benefit of all or any of the Seller's and the Guarantor's obligations under this Agreement, and/or any benefit arising under or out of this Agreement, provided that the assignee shall not be entitled to receive under this Clause any greater amount than that to which the Purchaser would have been entitled.

         10.3.2 Each of the Seller and the Guarantor agrees that, upon the request of the Purchaser or its successors in title or permitted assigns, this Agreement may be novated (in whole but not in part) in favour of the beneficial owner for the time being of the Shares and, if applicable, the Retained Shares and the Seller and the Guarantor shall execute a novation agreement in terms to be agreed at the time between the Seller, the Purchaser and the Guarantor.

10.4     THIRD PARTY RIGHTS

         10.4.1 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 10.4.

         10.4.2 A Group Company (whilst the Group Company remains in the Purchaser's Group) may enforce and rely on Clause 5.3 to the same extent as if it were a party.

         10.4.3 This Agreement may be terminated and any term may be amended or waived without the consent of any Group Company.

10.5     VARIATION

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

10.6     METHOD OF PAYMENT

         Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

10.7     COSTS

         Each party shall bear its own costs in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares and, if applicable, the Retained Shares.

10.8     INTEREST

         If a party to this Agreement defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of two per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day and shall be compounded monthly.

10.9     GROSSING-UP OF INDEMNITY PAYMENTS, VAT

         10.9.1 Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including for the avoidance of doubt any claim pursuant to Clauses 5, 7 or 8) and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Shares) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

         10.9.2 Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

         10.9.3 If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due.

10.10    NOTICES

         10.10.1 Any notice or other communication in connection with this Agreement (each, a "NOTICE") shall be:

                  (i)      in writing;

                  (ii) delivered by hand, fax, pre-paid first class post or courier;

         10.10.2 A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

                  the Seller

                  Address: Level 30, CityPoint, One Ropemaker Street, London EC2Y 9HD

                  Fax:            020 7065

                  Attention:      Rob Tallentire

         10.10.3 A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

                  the Purchaser

                  Address:        5, rue Guillaume Kroll - BP2501, L-1025
                                   Luxembourg

                  Fax:            +352 (48) 18 63

                  Attention:      Mr Bruno Bagnouls

                  With a copy to:

                  Address: Level 30, CityPoint, One Ropemaker Street, London EC2Y 9HD

                  Fax:            020 7065 2041

                  Attention:      Annabelle Helps

         10.10.4 A Notice to the Guarantor shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

                  MBL:

                  Address: Level 30, CityPoint, 1 Ropemaker Street, London EC2Y 9HD

                  Fax:

                  Attention:     Robert Tallentire

         10.10.5 A Notice shall be effective upon receipt and shall be deemed to have been received:

                  (i) two Business Days after posting, if delivered by pre-paid first class post;

                  (ii) at the time of delivery, if delivered by hand or courier;


                  (iii) at the time of transmission in legible form, if delivered by fax.

10.11 INVALIDITY

         10.11.1 If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

         10.11.2 To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.11.1, not be affected.

10.12    COUNTERPARTS

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party to this Agreement may enter into this Agreement by executing any such counterpart.

10.13    GOVERNING LAW AND SUBMISSION TO JURISDICTION

         10.13.1 This Agreement shall be governed by and construed in accordance with English law.

         10.13.2 Each of the parties to this Agreement irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

10.14    APPOINTMENT OF PROCESS AGENT

         10.14.1 The Purchaser hereby irrevocably appoints Macquarie Investment Management (UK) Limited of Level 30, 1 Ropemaker Street, London EC2Y 9HD and the Guarantor hereby appoints the Seller as their respective agents to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by (as applicable) the Purchaser or the Guarantor.

         10.14.2 The Purchaser agrees to inform the Seller, and the Guarantor agrees to inform the Purchaser, in writing of any change of address of such process agent within 28 days of such change.

         10.14.3 If such process agent ceases to be able to act as such or to have an address in England, the Purchaser or (as applicable) the Guarantor irrevocably agrees to appoint a new process agent in England acceptable to the Seller or the Purchaser, respectively, and to deliver to the Seller or the Purchaser, respectively, within 14 days a copy of a written acceptance of appointment by the process agent.

         10.14.4 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

10.15    CALL OPTION OVER THE RETAINED SHARES

         10.15.1 The Seller hereby grants the Purchaser, in consideration of the Purchaser's execution of this Agreement, a call option (the "CALL OPTION") over the Retained Shares, upon the terms of this Clause 10.15.

         10.15.2 The Call Option may be exercised by the Purchaser by notice in writing to the Purchaser served at any time up to and including 31 December 2004.

         10.15.3 The Call Option may be exercised either in respect of all the Retained Shares at the same time, or in two separate tranches of 4,107,000 Retained Shares and 9,712,500 Retained Shares each.

         10.15.4 The price payable by the Purchaser on exercise of the Call Option shall be an amount in cash equal to (pound)1 per Retained Share the subject of the exercise of the Call Option plus an amount calculated as follows:

                          (A x 12% x (T)/365) - (B + C)

                  where:

                  A = (pound)2 x the number of Retained Shares the subject of the exercise of the Call Option;

                  B = the amount of interest on P, calculated in accordance with the terms of the Existing Loan Note Instrument, for the period comprised in T;

                  C = the amount of any dividends paid by the Company in the period comprised in T in respect of the Retained Shares the subject of the exercise of the Call Option;

                  P = the nominal amount of Existing Loan Notes equal to the nominal value of the Retained Shares the subject of the exercise of the Call Option; and

                  T = the number of days elapsed from (and including) 30 April 2004 to (but excluding) the date of completion of the transfer of Shares by the Seller to the Purchaser (or as it may direct) upon exercise of the Call Option.

         10.15.5 The transfer of Retained Shares shall take place within five Business Days after exercise of the Call Option at such place as the Purchaser and the Seller may agree. On that transfer, the Purchaser shall pay the Seller the Call Option price for the relevant Retained Shares. Against that payment, the Seller shall execute, and deliver to the Purchaser or as it may direct, a duly executed stock transfer form in respect of the relevant Retained Shares in favour of the Purchaser or as it may direct accompanied by the relative share certificate.

         10.15.6 The provisions of Clauses 2.2 and 2.3 shall apply to the sale of Retained Shares, as if the references in them to Shares were to Retained Shares and to Closing were to the date of transfer of the Retained Shares.

         10.15.7 On the transfer of Retained Shares to the Purchaser, the Seller shall be deemed to represent and warrant to the Purchaser that the statements set out in Schedule 7 are true and accurate and not misleading as of the date of that transfer.

         10.15.8 While the Call Option remains exercisable the Seller shall not create any Encumbrance on, or dispose of, the Retained Shares or any interest in them except in accordance with this Clause.

         10.15.9 On the transfer of Retained Shares pursuant to this Clause 10.15, the Purchaser shall also subscribe for New Loan Notes with a nominal amount equal to the nominal value of the Retained Shares being transferred at that time. On receipt of the proceeds of that subscription, the Company shall forthwith repay the same nominal amount of Existing Loan Notes.

         10.15.10 The Purchaser may not exercise the Call Option in respect of all the Retained Shares or in respect of the tranche of 9,712,500 of the Retained Shares unless and until debt or equity securities of Macquarie Infrastructure Assets Trust are admitted to trading on an investment exchange.

         10.15.11 The Seller agrees with the Purchaser, in consideration for the Purchaser's execution of this Agreement, not to sell, transfer or otherwise dispose of any interest that it may have in any of the Retained Shares at any time (other than to the Purchaser) without first ensuring that the proposed transferee enters into a shareholder's agreement with the Purchaser, its shareholders and the Company substantially in the form of the shareholders agreement between the Purchaser and its shareholders (a copy of which is available to the Seller on request to the Purchaser).

In witness whereof this Agreement has been duly executed.

SIGNED by                               }  /s/ Illegible

on behalf of MACQUARIE                  }  /s/ Illegible
LEASING (UK) LIMITED:                   }

SIGNED by                               }  /s/ Illegible

on behalf of MACQUARIE BANK             }  /s/ Illegible
LIMITED:                                }

SIGNED by                               }  /s/ Illegible

on behalf of MACQUARIE                  }  /s/ Illegible
LUXEMBOURG WATER SARL:                  }

                                   SCHEDULE 1
                        THE COMPANY AND THE SUBSIDIARIES

1        PARTICULARS OF THE COMPANY

         NAME OF COMPANY:

         Registered number:                    4866277

         Registered office:                    Level 30, CityPoint, One
                                                Ropemaker
                                               Street, London EC2Y 9HD

         Date and place of incorporation:      14 August 2003, England & Wales

         Issued share capital:                 55,500,001 ordinary shares
                                                @(pound)1.00

         Registered and beneficial shareholder: Macquarie Leasing (UK) Limited

2        NAMES OF THE SUBSIDIARIES

         Southern Utilities (Holdings) Limited
         (formerly Saur Water Services Plc)

         South East Water Limited

         Optimum Information Services Limited

         Dynamco Limited

         Mid-Sussex Water Limited

         West Kent Water Plc

         Eastbourne Water Plc

         Mid-Southern Water Plc

         Watercall Limited

         Southern Utilities Limited

                                   SCHEDULE 2
                        THE SELLER'S CLOSING OBLIGATIONS
                                   (CLAUSE 4)

         On Closing, the Seller shall deliver or procure that the Company delivers or makes available to the Purchaser the following (together the "CLOSING DOCUMENTS"):

1 a transfer of the Shares duly executed by the Seller in favour of the Purchaser or as it may direct accompanied by the relative share certificate;

2 a board resolution of the Company approving the registration of the share transfer referred to in paragraph 1 of this Schedule subject only to its being duly stamped, the issue of the New Loan Notes to the Purchaser and the execution of the Deed of Subordination;

3        documents evidencing:

         (a) the drawdown under the Subordinated Loan Agreement to fund payment of the Pre-Closing Dividend; and

         (b)      the declaration and payment of the Pre-Closing Dividend;

4 against performance by the Purchaser of its obligations pursuant to Clause 4.2.2, a copy of the New Loan Note Instrument and the original certificate for the New Loan Notes;

5 against performance by the Purchaser of its obligations pursuant to Clause 4.2.2, documents, in a form agreed with the Purchaser, evidencing the Loan Note Repayment;

6 in relation to the Company: certificate of incorporation, certificates of incorporation on change of name (if applicable), common seal (if applicable), statutory registers, minute books, share certificate books, books of account and all other books (all duly written up to date);

7 acknowledgements, in a form agreed with the Purchaser, from the Seller and the Company confirming that at and immediately after Closing, save for the (pound)13,819,500 of Existing Loan Notes issued by the Company to the Guarantor and not repaid at Closing and save for (pound)2.6 million owed by the Company pursuant to the Subordinated Loan Agreement, nothing is owed by, on the one hand, the Company or any of its Subsidiaries to, on the other hand, the Seller, any member of the Seller's Group and any Connected Person of the Seller, and that there are no outstanding claims by any such person against the Company or any of its Subsidiaries or that, to the extent that there are any such sums due or possible claims, these are waived; and

8 any power of attorney under which any document required to be delivered under this Schedule 2 has been executed.

                                   SCHEDULE 3
                 WARRANTIES GIVEN BY THE SELLER UNDER CLAUSE 5.1

1        THE SHARES

1.1      The Seller:

         1.1.1    is the sole legal and beneficial owner of the Shares; and

         1.1.2 has the right to exercise all voting and other rights over the Shares.

1.2 The Seller is the sole legal and beneficial owner of the entire issued share capital of the Company

1.3 To the best of the Seller's knowledge, information and belief, the Seller or a Group Company is the sole legal and beneficial owner of the entire issued share capital of each Subsidiary (the "SUBSIDIARY Shares").

1.4 The Shares, together with the Retained Shares, comprise the whole of the issued and allotted share capital of the Company.

1.5 The Shares have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

1.6 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company nor, to the best of the Seller's knowledge, information and belief, of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.7 There are no Encumbrances on the Shares or, to the best of the knowledge, information and belief of the Seller, on the Subsidiary Shares.

1.8      All consents for the transfer of the Shares have been obtained.

2        GENERAL

2.1      AUTHORITY AND CAPACITY

         2.1.1 The Seller is validly existing and is a company duly incorporated under the laws of England and Wales.

         2.1.2 The Seller has the legal right and full power and authority to enter into and perform this Agreement.

         2.1.3 This Agreement constitutes valid and binding obligations on the Seller, in accordance with its terms.

         2.1.4 The Seller has taken all corporate action required by it to authorise it to enter into and to perform this Agreement.

3.4 No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Company or, to the best of the Seller's knowledge, information and belief, any of the Subsidiaries or whereby the assets of the Company (or, as applicable, the relevant Subsidiary) are to be distributed to creditors or shareholders or other contributories of the Company (or, as applicable, the relevant Subsidiary).

3.5 No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or similar official has been appointed in respect of the whole or any part of the business or assets of the Company nor, to the best of the Seller's knowledge, information and belief, of any of the Subsidiaries nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

3.6 No creditor of the Company or, to the best of the knowledge, information and belief of the Seller, of any of the Subsidiaries has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Company (or, as applicable, of the relevant Subsidiary).

4        BUSINESS ISSUES SINCE 1 OCTOBER 2003

         To the best of the Seller's knowledge, information and belief, since 1 October 2003 (the date on which the Company acquired the whole of the issued share capital of Southern Utilities (Holdings) Limited - formerly SAUR Water Services plc):

4.1 there has been no material adverse change in the financial or trading position of the Group when taken as a whole;

4.2 each Group Company's business has been carried on as a going concern in its normal course;

4.3 no Group Company has entered into any contract or commitment other than on arms' length terms and in the ordinary course of business;

4.4 no capital commitment involving expenditure in excess of (pound)1,000,000 (exclusive of VAT) has been entered into by any Group Company;

4.5 no Group Company has declared, made or paid any dividend or other distribution to its members (other than the Pre-Closing Dividend or to another Group Company);

4.6 no Group Company has issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital nor has it repaid, redeemed or purchased (or agreed to do so) any securities of any class of its share capital;

4.7 otherwise than in the normal course of carrying on the Group's business, no Group Company has incurred any indebtedness for borrowed money;

4.8 other than to another Group Company, no Group Company has disposed of any interest in any of the shares in the capital of any other Group Company;

4.9 no Group Company has granted to any person the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer of any share or loan capital of any Group Company under any

                                   SCHEDULE 3
                 WARRANTIES GIVEN BY THE SELLER UNDER CLAUSE 5.1

1        THE SHARES

1.1      The Seller:

         1.1.1    is the sole legal and beneficial owner of the Shares; and

         1.1.2 has the right to exercise all voting and other rights over the Shares.

1.2 The Seller is the sole legal and beneficial owner of the entire issued share capital of the Company

1.3 To the best of the Seller's knowledge, information and belief, the Seller or a Group Company is the sole legal and beneficial owner of the entire issued share capital of each Subsidiary (the "SUBSIDIARY Shares").

1.4 The Shares, together with the Retained Shares, comprise the whole of the issued and allotted share capital of the Company.

1.5 The Shares have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

1.6 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company nor, to the best of the Seller's knowledge, information and belief, of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.7 There are no Encumbrances on the Shares or, to the best of the knowledge, information and belief of the Seller, on the Subsidiary Shares.

1.8      All consents for the transfer of the Shares have been obtained.

2        GENERAL

2.1      AUTHORITY AND CAPACITY

         2.1.1 The Seller is validly existing and is a company duly incorporated under the laws of England and Wales.

         2.1.2 The Seller has the legal right and full power and authority to enter into and perform this Agreement.

         2.1.3 This Agreement constitutes valid and binding obligations on the Seller, in accordance with its terms.

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
         option, agreement or other arrangement (including conversion rights and rights of pre-emption);

4.10 no Group Company has created any Encumbrances on its shares or on the shares in any other Group Company;

4.11 no Group Company has acquired or agreed to acquire any interest in any share capital or other security referred to in paragraph 4.9 above of any other company (wherever incorporated) other than of another Group Company;

4.12 no Group Company has established any branch, division, establishment or operations outside England;

4.13 no Group Company has granted any guarantee, indemnity or suretyship in respect of any material obligation of any third party;

4.14 the Group is not engaged in, and has not been threatened with, any litigation or arbitration or similar proceedings which individually or collectively are regarded or ought reasonably to be regarded by the Seller as likely to have a material adverse effect on the financial position of the Group as a whole; or

4.15 the Group is not engaged in any dispute with, and has not received notices in writing from, Ofwat, the Environment Agency or the Office of Fair Trading which individually or collectively are regarded or ought reasonably to be regarded by the Seller as likely to have a material adverse effect on the financial position of the Group as a whole.

5        CHANGE OF CONTROL

         As a result of the acquisition of the Shares by the Purchaser no party (other than the Company) will be relieved from its obligations under or entitled to terminate any material agreement or arrangement with the Company.

6        ACCURACY OF INFORMATION

         The information contained or referred to in Schedule 1 is true, complete and accurate and not misleading and the information contained in the Disclosure Schedule is true and accurate and not misleading.

7        CONTRACTUAL ARRANGEMENTS

7.1      To the best of the Seller's knowledge, information and belief:

         7.1.1 no Group Company is in contravention of, or non-compliance with, any provision of any document relating to the Bridge Facility and the Existing Loan Note Instrument;

         7.1.2 no steps for the early repayment of any outstanding indebtedness of any Group Company have been taken or threatened in writing; and

         7.1.3 no circumstances exist (other than the Loan Note Repayment) as a result of which the continuation of the Bridge Facility or the Existing Loan Note Instrument might cease or be prejudiced, or which may give rise to any alteration in the terms and conditions of any of the Bridge Facility or the Existing Loan Note Instrument.

7.2      To the best of the Seller's knowledge, information and belief:

         no Group Company is in contravention of, or non-compliance with, any provision of any document relating to the acquisition by the Company of Southern Utilities (Holdings) Limited in October 2003 (the "ACQUISITION DOCUMENTS"); no counterparty to any of such documents ("VENDOR PARTIES") is in contravention of, or non-compliance with, any provision of such documents; and neither the Company nor the Seller is entitled to make any claim against any Vendor Party pursuant to the Acquisition Documents, whether for breach of warranty or otherwise.

8        PRE-CLOSING DIVIDEND AND LOAN NOTE REPAYMENT

         Payment of the Pre-Closing Dividend and effecting the Loan Note Repayment by the Company is lawful and, other than the Barclays Consent, does not require the consent of any third party.

                                   SCHEDULE 4
                                 (CLAUSE 5.1.4)

The following are the persons referred to in Clause 5.1.4:

John Stent

Jim Craig

Sondra Baron

Andrew Hunter

, all of c/o Macquarie Bank Limited, (London branch), Level 30, CityPoint, 1 Ropemaker Street, London EC2Y 9HD

                                   SCHEDULE 5
                                  (CLAUSE 5.2)

The following matters are disclosed for the purpose of Clause 5

1 On 7 November 2003, Pipeway Limited, then a subsidiary of Southern Utilities (Holdings) Limited (formerly Saur Water Services plc), was sold to an unconnected third party by Southern Utilities (Holdings) Limited for (pound)1.35 million.

2 On 29 February 2004, Optimum Information Services Limited transferred its business and assets to South East Water Limited.

3 On 8 January 2004, South East Water Limited and the Guarantor entered into an agreement for the provision by the Guarantor of financial and corporate strategy advice for a charge of (pound)2.4 million per annum.

4        South East Water Limited is in dispute with one of its contractors.
         Thus far, there has been exchange of correspondence with the threat of litigation from the contractor, but no proceedings have as yet been issued. The contractor alleges breaches of procurement rules in relation to the award of a contract in 2001 and is claiming loss of profit and bid costs of just over (pound)5 million. The management of South East Water Limited are confident there is no legitimate basis to this claim.

5 South East Water Limited has entered into two capital commitments in excess of(pound)1 million since 1 October 2003, being:

5.1 in relation to the Bewil-Darwell link, with a value of(pound)4.3 million; and

5.2 in relation to the Cowbeech Water Treatment Works project, with a value of(pound)2.4 million.

6 A former employee of South East Water Limited has alleged false reporting of a failure of chlorination at Beenham Heath Treatment Works in November 1999. Management of South East Water Limited have investigated the claim and are confident that there is no legitimate basis to it.

7 The two issued shares in Southern Utilities Limited (a dormant company) are registered in the name of Margaret Devlin (Managing Director of South East Water Limited) and Geoffrey Hoskins (formerly Deputy Chairman of South East Water Limited). They are to be transferred to Southern Utilities (Holdings) Limited shortly after Closing.

                                   SCHEDULE 6
                                  (CLAUSE 5.7)
                        WARRANTIES GIVEN BY THE PURCHASER

1 The Purchaser is validly existing and is a company duly incorporated under the laws of Luxembourg.

2 The Purchaser has the legal right and full power and authority to enter into and perform this Agreement.

3 This Agreement constitutes valid and binding obligations on the Purchaser, in accordance with its terms.

4 The Purchaser has taken all corporate action required by it to authorise it to enter into and to perform this Agreement.

5 No consent, approval, authorisation or order of any court or government or local agency or body or any other person is required by the Purchaser for the execution or implementation of this Agreement and compliance with the terms of this Agreement does not and will not conflict with, result in the breach of or constitute a default under any agreement, instrument or obligation by which it may be bound or any provision of its constitutional documents.

                                   SCHEDULE 7
                WARRANTIES GIVEN BY THE SELLER UNDER CLAUSE 10.15

1 The Seller is the sole legal and beneficial owner of the Retained Shares being sold by the Seller to the Purchaser pursuant to Clause
         10.15 (the "RELEVANT RETAINED SHARES") and has the right to exercise all voting and other rights over the Relevant Retained Shares.

2 The Relevant Retained Shares have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

3        There are no Encumbrances on the Relevant Retained Shares

4 All consents for the transfer of the Relevant Retained Shares have been obtained.